UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G/A

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
						  EXIT FILING

HONEYWELL INTERNATIONAL, INC.
(NAME OF ISSUER)
COMMON
(TITLE CLASS OF SECURITIES)
438516106
(CUSIP NUMBER)
12/31/2009
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).



















EXPLANATORY NOTE: GOING FORWARD, THE SECURITIES FORMERLY REPORTED AS BENEFICIALLY OWNED BY STATE STREET BANK AND TRUST COMPANY WILL, TO THE EXTENT THEY ARE BENEFICIALLY OWNED BY STATE STREET BANK AND TRUST COMPANY'S PARENT COMPANY, STATE STREET CORPORATION, BE REPORTED BY STATE STREET CORPORATION PURSUANT TO RULE 13D-1(B)(1)(II)(G) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

CUSIP NO. 438516106     SCHEDULE 13G       PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    NOT APPLICABLE

12. TYPE OF REPORTING PERSON*

    BK


                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

	(A)  NAME OF ISSUER

		HONEYWELL INTERNATIONAL, INC.

	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

		101 COLUMBIA ROAD
       	P.O. BOX 4000
       	MORRISTOWN, NJ  07962
ITEM 2.

     (A)  NAME OF PERSON FILING

		STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          STATE STREET FINANCIAL CENTER
		ONE LINCOLN STREET
		BOSTON, MA 02111


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES

		COMMON

	(E)	CUSIP NUMBER

		438516106
ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT



				SCHEDULE 13G              PAGE 4 of 5 PAGES
ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

		0 SHARES

	(B)  PERCENT OF CLASS

		NOT APPLICABLE

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    		(I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
          	  0 SHARES
   		(II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
          	  0 SHARES
  		(III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
          	  0 SHARES
   		(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         	  0 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS (X)



ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


                        SCHEDULE 13G         PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     	THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     	AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         12 FEBRUARY 2010


                         STATE STREET BANK AND TRUST COMPANY,


/s/ CUAN COULTER
SENIOR VICE PRESIDENT